Exhibit 99.1

CEO’s Letter to Stockholders
From The Farmer Bros. Co. Annual Report For The Fiscal Year Ended June 30, 2014

[Photo of Mr. Michael H. Keown]

Dear Fellow Stockholders,

On behalf of the Farmer Brothers employees and the Board of Directors, I am pleased to present the Annual Report for Farmer Bros. Co. for fiscal year 2014. The year was marked by continued progress, where we concentrated our efforts on implementing our strategy and goals, improving coordination of our action, and executing to the best of our abilities. Additionally, we strengthened our commitment to causes that we believe in and significantly improved our results in sustainability. Most importantly, we saw the Company emerge from an extremely challenging period, turn the corner to profitability, and present a stronger balance sheet. That said, our industry remains very competitive; and, as any business impacted by commodities, the volatility of the market presents unique challenges. Frankly, while we are proud of how far we’ve come, our attention across the organization remains on how far we will go.
In order to focus the entire organization on improving profitability, we brought increased attention to updated and demanding goals across the Company following fiscal year 2013. Team members throughout the organization have established individual goals that not only motivate their own performance but also contribute to our collective goals, and the results of these efforts drive stockholder value. The concentrated attention of employees at all levels of the organization to collective goals improved our execution. This has been an exciting time for Farmer Brothers, and we hope to achieve more.
Reduction of complexity across the Company is vital to our progress. We made great strides in creating a universal manufacturing system across all production facilities, connected by one ERP (Enterprise Resource Planning) system. We continued to reduce our offerings of brands and products (SKUs). We believe this increasingly integrated and streamlined approach enhances our ability to focus efforts on quality, consistency, production efficiency, and most of all, profitability. However, we have many more opportunities to improve our supply chain.
We made additional changes to drive improved execution across the Company. We streamlined in some areas to allow for recruiting and promoting internal talent - Finance, Human Resources, and Project Management, to name a few areas. We added new critical members to our senior leadership team, fostering collaboration among members of the team to work as a unit to solve existing problems, to root out potential issues, and to drive organizational performance.
During the year, we continued our work on improving the marketability of our product portfolio. In May, we revamped our new lines of Premium teas and significantly improved our iced coffee portfolio.
We strengthened our commitment to causes we believe in. We are committed to our “SEED” Program, which approaches sustainability through the promotion of Social Environmental Economic Development. We published our second Sustainability Report, in which we highlight our progress during the past year and our plans to improve further. We worked to focus our support of those industry groups that assist farmers and promote sustainable practices. And, personally, as a member of the World Coffee Research Board, I have continued to support that organization’s commitment to protect the global coffee supply chain and assist in shaping the research conducted. In addition to being the “right” thing to do, all of these efforts will promote the long-term health of our industry. While not a focus, we were honored to be acknowledged by several of our largest customers for our efforts in sustainability.

With all the growth and change we have experienced, our commitment to quality and service remains steadfast. We hope to always honor our heritage and proud history as we move the Company forward. With the full commitment of our team members across the organization, we have achieved a great deal in the past year. The result is that fiscal 2014 was the Company’s best year in more than a decade. Our stock price has continued to grow, and as of October 1, 2014, is roughly five times what it was just three years ago.
I hope you can attend the Annual Meeting of Stockholders on December 4, 2014, in Torrance, where I look forward to sharing more about our progress and strategic evolution. It will also give you a chance to once again meet key members of our management team and ask questions. I am very proud to be a part of this team and confident in our ability to improve stockholder value.
All the best,

/s/ Michael H. Keown
Michael H. Keown
President and Chief Executive Officer